AMVESTORS FINANCIAL CORPORATION AND SUBSIDIARIES        EXHIBIT 11
                    CALCULATION OF EARNINGS (LOSS) PER SHARE
                        (000's Omitted, except per share data)


                            For the Nine Months Ended     For the Quarter Ended
                                  September 30,              September 30,
                                         1997     1996       1997      1996
 CALCULATION OF PRIMARY EARNINGS
 PER SHARE

 Earnings for primary earnings
  per share                          $18,396    15,019    7,196      5,329
 Average number of shares
  outstanding                         13,277    11,978   13,298     12,927
 Dilutive effect of stock options
  and warrants after application
  of treasury stock method              761        606     1,106       710
 Average number of common shares
  and common equivalents
  outstanding                         14,038    12,584    14,404    13,637
 Primary earnings per share          $  1.31      1.19       .50       .39
 CALCULATION OF FULLY DILUTED
 EARNINGS PER SHARE

 Earnings for fully diluted
  earnings per share                 $18,396    15,019     7,196     5,329
 Add back interest expense on
  Subordinated debentures              2,788       819       927       819
 Earnings for fully diluted
  earnings per share                 $21,184    15,838     8,123     6,148
 Shares used in calculating
  primary earnings per share          14,038    12,584    14,404    13,637

 Shares resulting from assumed
  conversion of Subordinated
  debentures                           3,796     1,108     3,796     3,301
 Additional dilutive effect of
  stock options and warrants after
  application of treasury stock
   method                                279        63      --           1
Average number of common shares
  outstanding on a fully diluted
  basis                               18,113    13,755    18,200    16,939
Fully diluted earnings per share     $  1.17      1.15       .45       .36